Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-167809
CORRECTIVE SUPPLEMENT TO
HICKS ACQUISITION COMPANY II, INC.
PROSPECTUS
DATED OCTOBER 8, 2010
This corrective supplement to the prospectus of Hicks Acquisition Company II, Inc. dated October 8, 2010 corrects the disclosure in the prospectus as follows:
Prospectus Delivery Requirement
The date in the last paragraph on the outside back cover of the prospectus relating to the date until which all dealers that buy, sell or trade shares of common stock of Hicks Acquisition Company II, Inc. may be required to deliver a prospectus is corrected to state January 6, 2011.
This corrective supplement is dated as of October 8, 2010.